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                                                                   EXHIBIT 10.35




May 15, 2002


Employee
Nuevo Energy Company
1021 Main Street, Suite 2100
Houston, TX  77002

Dear _______:

The Compensation Committee of the Board of Directors recently agreed to extend the following benefits to you should your employment with the Company ever be terminated without cause. The benefits should include the following:

         o Two weeks base salary (excluding bonuses, commissions and any other forms of incentives or overtime pay) for each continuous full year of employment and a pro rata payment for any partial year of employment with the Company as of the date of the covered employee's termination of employment.

         o One week of base salary (excluding bonuses, commissions and any other forms of incentives or overtime pay) for each $10,000 of annual income (which shall be the sum of base salary and the highest potential award payable to such executive under the Company's bonus program for the year that the employee is terminated).

         o All options previously awarded to you will, to the extent not already vested, vest immediately and you shall have the lesser of (i) 365 days or (ii) the remaining option term to exercise any and all of your vested options.

You will not be entitled to duplicate payments if payment is due under any other severance program offered by the Company. However, you will be entitled to receive this payment in lieu of a severance payment.

A condition of the payment will be the requirement that you sign a general release. In addition, it is required that you keep the existence of this benefit confidential.

Please acknowledge receipt of this letter and your agreement to execute a general release prior to receipt of the above-referenced benefit.

Sincerely,



James L. Payne


Agreed to:

By:
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       Employee

Date:
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